DESCRIPTION OF CAPITAL STOCK

General

The following description of the capital stock of Vistagen Therapeutics, Inc. (Vistagen, we, or our) is intended as a summary only and is therefore not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our Restated and Amended Articles of Incorporation, as amended (our Charter), our Amended and Restated Bylaws, as amended (our Bylaws), and applicable provisions of Nevada corporate law. You should read our Charter and Bylaws for the provisions that are important to you.

Our authorized capital stock consists of 325,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, all of which preferred stock is undesignated. The following description of our capital stock and provisions of our Charter and Bylaws are summaries and are qualified by reference to our Charter and Bylaws. Copies of these documents are filed with the Securities and Exchange Commission as exhibits to our Annual Report on Form 10-K.

The following is a description of our common stock and certain provisions of our Charter, and our Bylaws, and certain provisions of Nevada corporate law.

We may elect or be required to amend our Charter to increase the number of shares of common stock authorized for issuance prior to completing sales of shares of our common stock, or securities convertible and/or exchangeable into shares of our common stock described herein.

Common Stock

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our Charter and our Bylaws.

Except as otherwise expressly provided in our Charter, or as required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of common stock are fully paid and nonassessable.

Voting Rights     Each holder of our common stock is entitled to cast one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for election of directors is not allowed under our Charter, which means that a plurality of the shares voted can elect all of the directors then outstanding for election. Except as otherwise provided under Nevada corporate law or our Charter and Bylaws, on matters other than election of directors, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.

Dividend Rights   The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available, if our Board of Directors (our Board), in its discretion, determines to issue a dividend, and only at the times and in the amounts that our Board may determine. Our Board is not obligated to declare a dividend. We have not paid any dividends on our common stock in the past and we do not intend to pay dividends in the foreseeable future.

Liquidation Rights Upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally, identically and ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

No Preemptive or Similar Rights Our common stock is not subject to conversion, redemption, sinking fund or similar provisions.

Listing on The Nasdaq Capital Market Our common stock is listed on The Nasdaq Capital Market under the symbol “VTGN.”

Authorized but Unissued Shares The authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by applicable listing rules of The Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.